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                To be released to shareholders on April 21, 2001
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                              VIRTUALFUND.COM, INC.
                        6462 City West Parkway, Suite 175
                             Eden Prairie, MN 55344


                                                                  April 21, 2001

Dear Shareholder:

         We previously mailed to you proxy materials for the Company's Special Meeting of Shareholders on May 18, 2001. Your Board of Directors recommends that you vote FOR the proposal to remove Melvin Masters from your Company's Board of Directors. We urge you to sign, date and return the enclosed proxy card today.

         Your Board of Directors strongly believes that Masters' presence on the Board is not in the best interests of the shareholders. We believe that Masters has a documented history of conduct that, at the very least, raises serious questions about his ability to operate within the established confines of proper corporate governance. Nor do we believe he is able to, in a meaningful way, place the interests of the shareholders as a whole above his own personal interests. We refer you to the Proxy Statement, and in particular the "related party transactions" section, and suggest you draw your own conclusions.

         Masters most recently demonstrated his unwillingness to accept any input or direction from the Board in November 2000. As detailed in the Proxy Statement, when Masters was CEO, he proposed to enter into a costly agreement to license software from a company called Manugistics. Your Board believed the contract was too expensive, and had a growing concern that the B2BXchange business idea touted by Masters might not work. The Board instructed Masters that he was not to enter into any material agreements (including the Manugistics agreement) until after an independent consultant evaluated his business plan. Masters disregarded the Board's express written instructions, and signed two different contract documents with Manugistics.

         These hasty and improvident acts, which Mr. Masters concealed from the Board, cost the Company and its shareholders a $2,500,000 upfront payment. The Company is now in litigation with Manugistics, which is demanding an additional $4,500,000 from the Company. In response to his gross insubordination, your Board suspended Masters from his position, then terminated his employment from the Company for cause.

         We believe that the independent evaluation of Masters' business plan has proved the Board right in taking this action. Under Masters stewardship, the Company expended $28 million in cash between June 2000 (when the sale of the Company's laser printing business closed) and November 2000 (when the Board suspended Masters). Stated differently, Masters spent roughly $4,700,000 per month from June to November as part of his dream to transform a printer company into an Internet based "business-to-business (b2b) exchange."
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         By November, management reports showed that the Company's entire cash reserves might be consumed within three to four months. Through November 2000, the B2BXchange business generated less than $600 in revenue. In the opinion of your Board and based upon the facts first made known to the Board in late October 2000, Masters' business "plan" was disastrous. Independent consultants retained by the Company in November 2000 to evaluate Masters' B2Bxchange vision concluded there was "no valid business," and that the plan was "doomed to failure."

         You should be aware that the Company and Masters are currently involved in litigation against each other. The Board believes that this litigation, as well as the related litigation described in the Proxy, is an unfortunate byproduct of Masters' tenure as CEO. We are aggressively defending and prosecuting these cases. We are also mindful of our obligation to look for opportunities to resolve each piece of litigation in a way that results in the greatest benefit to all shareholders, and not just to a select few, and we will continue to look for opportunities to do so.

         In closing, we believe that you, the true owners of the Company, deserve to have a Board of Directors that is united in its duty to act in your best interests. We have concluded, however, that leaving Masters as a member of the Board severely hampers the Board's ability to discharge its duties to you in the most effective manner.

         Your Board of Directors must be able to act decisively to take whatever steps are necessary to protect the value of your investment. We strongly urge you to vote FOR removing Mr. Masters from the Board of Directors by signing, dating, and returning the enclosed proxy card today.

         Thank you for your support.

                                     Very truly yours,


                      Edward S. Adams    Timothy R. Duoos    Roger J. Wikner
                          Director           Director            Director

                               John Cavanaugh          Stephen Fisher
                                  Director                Director


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                             YOUR VOTE IS IMPORTANT

Remember, approval of the Proposal requires the affirmative vote of a majority of the outstanding shares. Your vote is important, no matter how many or how few shares you may own. Failing to vote or abstaining from voting will have the same effect as a vote to keep Masters on the Board. We urge you to vote today!

             If you have any questions, or need assistance in voting
              your shares, please call the firm assisting us in the
                            solicitation of proxies:

                           INNISFREE M&A INCORPORATED

                           TOLL-FREE AT 1-888-750-5834

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